Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 1, 2023, which includes an explanatory paragraph relating to the Nuburu Inc.’s ability to continue as a going concern, relating to the financial statements of Nuburu Inc. appearing in the entity’s Annual Report for the year ended December 31, 2022. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
April 7, 2023